Exhibit 10.2

LEGG MASON, INC. 1996 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Legg Mason, Inc. (the “Company”) hereby grants to you (the “Participant”), pursuant to the Legg Mason, Inc. 1996 Equity Incentive Plan, as amended (the “Plan”), an award (the “Award”) of restricted share units (“RSUs”), upon and subject to the restrictions, terms and conditions set forth below. Each RSU will constitute a right to receive, upon and subject to vesting of such RSU, one share of Common Stock (the shares of Common Stock distributable upon the vesting of RSUs hereunder are referred to herein as “Shares”). This document constitutes Participant’s “Award Notification”. By electronically accepting the Award, you are acknowledging your acceptance of the Award subject to the restrictions and upon the terms and conditions set forth in this Agreement and the Plan. The number of RSUs included in the Award shall be as set forth on the third party website pursuant to which this Award Notification is electronically delivered to Participant and in the books and records of the Company, which shall control, absent manifest error, in the event of a discrepancy. The Grant Date for this Award shall for all purposes be May 15, 2017.

This Award is subject in all respects to the applicable provisions of the Plan. Such provisions are incorporated herein by reference and made a part hereof. Capitalized terms that are not defined in Section 5.7 below are defined in the Plan and shall have the meanings specified in the Plan.

In addition to the terms, conditions and restrictions set forth in the Plan, all terms, conditions and restrictions set forth in this Agreement are applicable to the Award granted hereby.

1.    RIGHTS AS A STOCKHOLDER.

Until the RSUs subject to this Award have vested under Section 3 and the underlying Shares have been distributed under Section 2, Participant shall have no ordinary rights as a stockholder with respect to the RSUs or such Shares other than the right to receive dividend or distribution equivalents on the RSUs as set out below. Therefore, until the RSUs subject to this Award have vested and underlying Shares have been distributed, Participant shall have no rights to receive, vote, take possession of or transfer the Shares. Commencing on the Grant Date, Participant shall have the right to receive dividend and other distribution equivalents with respect to the Shares underlying unvested RSUs that are the subject of this Award unless and until such RSUs are forfeited pursuant to Section 3 hereof; provided, however, that for any dividend or other distribution (including, without limitation, a stock dividend or stock split) on shares of Common Stock that is not a cash dividend or distribution, the dividend or distribution equivalent shall be delivered to the Company, shall be held by the Company in accordance with Section 2 below and shall be subject to the same vesting schedule and other restrictions as the RSUs with respect to which such dividend or other distribution equivalent relates. In connection with the payment of such dividend or other distributions equivalents the Company may deduct any taxes or other amounts required by any governmental authority to be withheld and paid over to such authority for the account of Participant or may include such dividend or distribution equivalent in the payroll of Participant’s employer so that such dividend or distribution equivalent is included within the compensation of Participant for withholding and other taxation purposes. Participant shall be entitled to retain cash dividend and distribution equivalents received regardless of whether the RSUs with respect to which such dividend or distribution equivalents were made are subsequently forfeited pursuant to Section 3 hereof. Notwithstanding anything to the contrary, RSUs shall at all times be subject to the restrictions on transferability contained in Section 4.1 hereof.

2.    CUSTODY AND DELIVERY OF RSUS AND UNDERLYING SHARES.

RSUs subject to this Award shall be held solely on the books and records of the Company and shall remain as such until the RSUs have vested under Section 3 hereof. Participant may not receive or take possession of any Shares underlying unvested RSUs subject to this Award, either through physical share certificates or through book-entry accounts held by, or in the name of, Participant. The Company shall not allow any transfers of RSUs subject to this Award. Upon the vesting of any RSUs subject to this Award pursuant to Section 3, the Company will issue to Participant one share of Common Stock for each vested RSU, at which point each such vested RSU will terminate. The Company shall deliver Shares underlying RSUs subject to this Award that have vested pursuant to Section 3 below to Participant through book entry transfer to an account in Participant’s name at a financial institution that is selected by the Company. Share certificates representing distributed Shares shall not be issued by the Company until such Shares have been delivered to Participant’s account as specified above. Participant hereby authorizes the Company, and any financial institution at which the Company or Participant establishes an account to which the Shares underlying RSUs subject to this Award will be distributed, to transfer any Shares underlying vested RSUs to Participant’s account as discussed above. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to the delivery of any Shares hereunder; provided that the Company shall not pay the expenses related to any sale of Shares received upon vesting of RSUs subject to this Award, regardless of whether such sale is made to satisfy expenses or withholding or other taxes

3.    VESTING AND FORFEITURE.

(a)    Except as otherwise provided in the Plan or in Section 3(b) of this Agreement, twenty-five percent (25%) of the RSUs subject to Participant’s Award shall vest and be distributed in shares of Common Stock pursuant to Section 2 (to “vest”) on each of April 30, 2018, April 30, 2019, April 30, 2020 and April 30, 2021 (each, a “Vesting Date”).

(b)    Participant’s right to vest in this Award is conditioned upon Participant’s continuous employment with the Firm, except to the limited extent to which vesting may continue following a termination of Participant’s employment as provided below. If Participant’s continuous employment with the Firm terminates or is interrupted for any reason stated below, Participant’s rights with respect to the Award shall be affected as follows:

(1)
Resignation. Except as otherwise provided below, or otherwise agreed by the Committee, if Participant resigns or otherwise terminates his or her employment with the Firm for any reason, Participant’s unvested Award shall be forfeited and Participant’s vested but undistributed Award (if any) shall be distributed to Participant in accordance with Section 2 hereof.

(2)
Disability. Upon termination of Participant’s employment with the Firm by reason of his or her Disability, on the date of such termination, Participant’s unvested Award shall be 100% vested and Shares underlying such vested RSUs shall be distributed to Participant in accordance with Section 2 hereof.

(3)
Death. Upon termination of Participant’s employment with the Firm due to death, on the date of such termination, Participant’s unvested Award shall be 100% vested and Shares underlying such vested RSUs shall be distributed to Participant’s beneficiaries under Section 4.2 hereof in accordance with Section 2 hereof.

(4)	Termination for Cause. Upon termination of Participant’s employment by the Firm for Cause, Participant’s unvested Award shall be immediately forfeited.

(5)
Change of Control. In the event that a Change of Control occurs and within 12 months of such Change of Control (i) the Participant’s employment with the Firm is terminated by the Firm without Cause or (ii) the Participant terminates his or her employment with the Firm for Good Reason, then, as of the date of such termination, Participant’s unvested Award shall be 100% vested and Shares underlying such vested RSUs shall be distributed to Participant in accordance with Section 2 hereof.

(6)
Termination without Cause. Except as otherwise specified in this Section 3(b), upon a termination of Participant’s employment by the Firm without Cause, Participant’s unvested Award shall be immediately forfeited.

(7)
Termination of Employment Due to Retirement. If Participant’s employment with the Firm terminates before the date on which all RSUs subject to Participant’s Award have vested and (i) the reason for such termination is Participant’s retirement pursuant to Section 7.1 (or any successor retirement provision) of the Legg Mason Profit Sharing Plan and (ii) such termination of employment is without Cause, then the unvested portion of Participant’s Award shall continue to vest in accordance with Section 3(a) as long as Participant does not engage in Competitive Activity. If Participant engages in Competitive Activity, then the portion of Participant’s Award that is unvested at the time Participant engages in such activity shall be immediately forfeited. In the event of Participant’s death during the period in which unvested Awards are continuing to vest under this clause (7), then, as of the date the Company becomes aware of such death, Participant’s unvested Award shall be 100% vested and Shares underlying such vested RSUs shall be distributed to Participant in accordance with Section 2 hereof.

(8)
Reduction in Workforce. If Participant’s employment with the Firm terminates before the date on which all RSUs subject to Participant’s Award have vested and (i) such termination is due to the elimination of Participant’s employment in connection with a reduction in workforce by the Firm and (ii) such termination of employment is without Cause, , Participant’s unvested Award shall be 100% vested and Shares underlying such vested RSUs shall be distributed to Participant in accordance with Section 2 hereof; provided, however, that in the event that Participant fails to sign a general release of claims provided by the Company, or Participant signs and revokes such release within the time permitted by law to revoke such release, then any Shares received in connection with the RSUs that became vested on such termination shall be cancelled and Participant shall return such Shares to the Company. Participant agrees that the Company may enforce the cancellation by all legal means available, including, without limitation, by withholding the value of the canceled Shares from other sums owed to Participant by the Company.

To the extent that Section 409A of the Code applies to the vesting or distribution of any RSUS or underlying Shares hereunder, then any vesting or distribution made in connection with or following the Participant's separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code and the regulations issued thereunder) shall not be made earlier than the first business day of the seventh month following the Participant's separation from service, or if earlier the date of death of the Participant. Any vesting or distribution that is delayed in accordance with the foregoing sentence shall be made on the first business day following the expiration of such six (6) month period.

4.    ADDITIONAL TERMS AND CONDITIONS OF THE AWARD.

4.1.    NONTRANSFERABILITY OF RSUS.

RSUs may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Any such attempted sale, transfer, assignment, pledge, hypothecation or encumbrance, or other disposition of any such RSUs shall be null and void.

4.2.    BENEFICIARIES.

Participant may designate in writing, on a form to be prescribed by and filed with the Committee, a beneficiary to receive all or part of the Shares to be distributed under the Plan in the event of Participant’s death. A designation of a beneficiary may be replaced by a new designation or may be revoked by Participant at any time and in accordance with such rules and procedures established by the Committee on a form prescribed by and filed with the Committee. In the event of Participant’s death, Shares due under the Plan in respect of RSUs with respect to which a designation of a beneficiary has been made (to the extent it is valid and enforceable under applicable law) shall be distributed in accordance with the Plan to the designated beneficiary. Distributions due under the Plan and not subject to a beneficiary designation shall be distributed to Participant’s estate. If there is any question as to the legal right of any beneficiary to receive any distribution under the Plan, the distribution in question may be made in the sole discretion of the Committee to the estate of Participant, in which event the Firm shall have no further liability to anyone with respect to such distribution. Distribution to the executors or administrators of the estate of Participant may be conditioned on the delivery to the Committee of such tax waivers, letters testamentary and other documents as the Committee may reasonably request.

4.3.    RIGHT OF SET OFF.

Notwithstanding any provisions of this Agreement to the contrary, the Committee, the Firm and the Company may offset any amounts that Participant may owe to the Firm against the shares subject to a Participant’s Award and any distributions that would have otherwise been made to Participant under the Plan.

4.4.    CONSENT TO ELECTRONIC DELIVERY.

In lieu of receiving documents in paper format, Participant hereby agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Firm elects to or is required to deliver (including, but not limited to, the Prospectus related to Participant’s Award, any supplements to that Prospectus, award notifications and agreements, account statements, monthly or annual reports, and all other forms or communications) in connection with Participant’s Award. Electronic delivery of a document to Participant may be via a Firm e-mail system or by reference to a location on a Firm intranet site or a third-party’s Internet site to which Participant has access.

4.5.    SECURITIES LAWS.

Participant hereby represents and covenants that if in the future Participant decides to offer or dispose of any Shares distributed with respect to vested RSUs subject to this Award or interest therein, Participant shall do so only in compliance with this Agreement, the Securities Act of 1933, as amended, and all applicable state and local national securities laws as appropriate. As a condition precedent to the delivery to Participant of any Shares underlying vested RSUs subject to this Award, Participant shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the Shares and, in connection therewith, shall execute any documents and make any representation and warranty to the Company which the Committee shall in its sole discretion deem necessary or advisable.

4.6.    ADJUSTMENT.

In the event that there occurs (a) any change in the number of outstanding shares of Common Stock through the declaration of dividends, stock splits or the like or through any change in the capital account of the Company or any other transaction referred to in Section 424(a) of the Code or (b) any other change in the capital structure of the Company or in the Common Stock, then, if applicable, the number of RSUs subject to this award, and, if applicable, number and class of underlying Shares, shall be adjusted as provided in the Plan. Any decision of the Committee regarding the amount and timing of any adjustment shall be final and conclusive.

4.7.    COMPLIANCE WITH APPLICABLE LAW.

This Award is subject to the condition that if the listing, registration or qualification of the Shares distributed with respect to RSUs subject to this Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting of RSUs or delivery of underlying Shares hereunder, the RSUs or underlying Shares may not be delivered, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained. The Company agrees to make every reasonable effort to effect or obtain any such listing, registration, qualification, consent or approval.

By signing the Award Notification, however, the Participant acknowledges and agrees that he or she is and remains responsible for any local compliance requirements or regulations in relation to the receipt, ownership and possible subsequent sale of the Company’s Common Stock. The Participant also agrees that he or she is responsible for any local compliance requirements or regulations in relation to the opening and use of a U.S. brokerage account.

4.8.    WITHHOLDING; TAX MATTERS

(a)    The Company may, and the Participant hereby authorizes the Company to, deduct an amount determined by the Company up to the maximum respective statutory rates to satisfy all federal, state and local withholding tax requirements arising in connection with this Award, from payments of any kind by the Company or its subsidiaries to which the Participant would otherwise be entitled, including without limitation, salary, bonus and other compensation. Alternatively, with respect to RSUs that have vested, the Participant may elect (i) to remit to the Company by check an amount sufficient to satisfy any federal, state or local withholding tax requirements, prior to the delivery of Shares pursuant to Section 2 hereof, or (ii) to surrender to the Company (via an instruction, given to the Company prior to the delivery of Shares pursuant to Section 2, to deduct from delivery of Shares underlying vested RSUs) a number of Shares underlying the vested RSUs with a market value, as determined by the Company, equal to the amount of the applicable withholding tax requirements (which may be up to the maximum respective statutory rates); provided that the Committee, in its sole discretion, may at any time prohibit the Participant from utilizing the method to provide for withholding taxes specified in this clause (ii). However, if Participant fails to either provide the check or, if applicable, provide the share deduction instruction described in the prior sentence, in each case by the date any withholding tax with respect to any RSUs or underlying Shares is due, the Company shall, and Participant hereby authorizes the Company to, withhold delivery of underlying Shares or deduct amounts determined by the Company to be withheld up to the maximum statutory rates from payments of any kind by the company or its subsidiaries to which Participant would otherwise be entitled, including without limitation, salary, bonus and other compensation. Participant acknowledges that in the event the preceding sentence applies, the Company shall act in its sole discretion without any liability to the Participant resulting from the action or the timing under which the Company carries out the action.

(b)    The Company reserves the right to make whatever further arrangements it deems appropriate for the withholding of taxes in connection with any transaction contemplated by this Agreement or the Plan, including, without limitation, providing for payments of withholding taxes by deducting amounts required to be withheld, plus interest thereon, from payments of any kind by the Company or any of its subsidiaries to which Participant would otherwise be entitled.

4.9.    AWARD CONFERS NO RIGHTS TO CONTINUED EMPLOYMENT OR FUTURE AWARDS.

Nothing in the Plan or in this Agreement shall confer upon Participant any right to continue in the employ of the Company or any subsidiary of the Company for a specified period of time or interfere with the right of the Company and its subsidiaries to terminate such employment at any time. In addition, neither the Plan nor this Agreement confers any right upon the Participant to receive future awards under the Plan. All future awards, if any, are completely at the discretion of the Company. Moreover, any awards granted under the Plan are not part of the Participant’s ordinary compensation, employment agreement, if any, or working relationship with the Company or any of its affiliates and will therefore not be considered as part of such compensation, agreement or relationship in the event of severance, redundancy or resignation, unless otherwise required by applicable law.

4.10.    CLAWBACK PROVISIONS

Notwithstanding anything to the contrary in this Agreement, this Award is expressly made subject to the terms of the Legg Mason, Inc. Clawback Policy as adopted by the Committee. As a result, Participant may be required to return to the Company the RSUs received in this Award, and the underlying Shares (or the value thereof), in the situations described below. Participant agrees that the Company may enforce the forfeiture by all legal means available, including, without limitation, by withholding the forfeited amount from other sums owed to Participant by the Firm.

In the event of a restatement of the Company’s financial results within three years of original reporting to correct a material error, then, if the Legg Mason, Inc. Board of Directors determines that Participant’s acts or omissions were a significant contributing factor to the need to issue such restatement and that all or any portion of Participant’s RSUs, if the Award was made prior to the restatement, would not have been awarded based upon the restated financial results, then Participant agrees to forfeit and return to the Company, to the extent permitted by applicable law, the portion (which may be all) of the RSUs or the underlying Shares or value thereof (regardless of whether vesting has occurred and underlying Shares distributed to Participant) that the Board of Directors, in its discretion, determines to be appropriate.

In the event that Participant’s employment is terminated by the Firm for a Clawback Event or (ii) following the termination of Participant’s employment, the Company is or becomes aware that Participant committed an act that would have given rise to a termination for a Clawback Event, then, in either event, Participant agrees to forfeit to the Company, to the extent permitted by applicable law, the portion (which may be all) of the RSUs or the underlying Shares or value thereof (regardless of whether vesting has occurred and underlying Shares distributed to Participant), that Participant was awarded after the conduct or omission that gave rise to the Clawback Event and that the Board of Directors, in its discretion, determines to be appropriate.

5.    MISCELLANEOUS PROVISIONS.

5.1.    SUCCESSORS; ASSIGNMENTS AND TRANSFERS.

This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of Participant, acquire any rights hereunder. The rights and interests of Participant under this Agreement may not be sold, assigned, encumbered or otherwise transferred except in the event of death of Participant, by will or by the laws of descent and distribution. This Agreement may be assigned by the Company without Participant’s consent.

5.2.    NOTICES.

All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by actual delivery to the party entitled thereto, or (b) by mailing in the mails of the United States or, for Participants who reside in another country, of the other country to the address of the party entitled thereto as set forth below, via certified or registered mail, return receipt requested. The notice shall be deemed to be received in case of delivery, on the date of its actual receipt by the party entitled thereto, and in case of mailing, five days following the date of such mailing. Any notice mailed to the Company shall be addressed to the Restricted Stock Administrator of the Company at 100 International Drive, Baltimore, Maryland 21202. Any notice mailed to Participant shall be addressed to Participant at Participant’s address as reflected in the personnel records of the Company. Either party hereto may designate a different address for notices than the one provided herein by notice to the other.

5.3.    CONSENT AND DISCLOSURE REGARDING USE OF PERSONAL INFORMATION.

In connection with the grant of the Award, and any other award under the Plan, and the implementation and administration of the Plan, including, without limitation, Participant’s actual participation, or consideration by the Committee for potential future participation in the Plan at any time, it is or may become necessary for the Firm to collect, transfer, use, and hold certain personal information regarding Participant in and/or outside of Participant’s home country. By accepting the Award, Participant explicitly consents (i) to the use of such information for the purpose of being considered for participation in future awards under the Plan (to the extent he/she is eligible under the Plan, and without any guarantee that any award shall be made); and (ii) to the use, transfer, processing and storage, electronically or otherwise, of his/her personal information, as such use has occurred to date, and as such use may occur in the future, in connection with this Award or any other award under the Plan, as further described below.

Use, transfer, storage and processing of personal information, electronically or otherwise, may be in connection with the Company’s internal administration of the Plan, or in connection with tax or other governmental and regulatory compliance activities directly or indirectly related to the Award or any other award under the Plan. For such purposes only, personal information may be used by third parties retained by the Company to assist with the administration and compliance activities of the Plan, and may be transferred by the company that employs (or any company that has employed) Participant from Participant’s home country to other members of the Company and third parties located in the United States and in other countries. Specifically, those parties that may have access to Participant’s information for the purposes described herein include, but are not limited to, (i) human resources personnel responsible for administering the Plan; (ii)

Participant’s U.S., regional and local employing entity and business unit management, including Participant’s supervisor and his/her superiors; (iii) the Committee or its designee, which is responsible for administering the Plan; (iv) the Company’s technology systems support team (but only to the extent necessary to maintain the proper operation of electronic information systems that support the Plan); and (v) internal and external legal, tax and accounting advisors (but only to the extent necessary for them to advise the Company on compliance and other issues affecting the awards under the Plan in their respective fields of expertise).
At all times, Company personnel and third parties shall be obligated to maintain the confidentiality of Participant’s personal information except to the extent the Company is required to provide such information to governmental agencies or other parties. Such action shall always be undertaken only in accordance with applicable law. The personal information that the Company may collect, process, store and transfer for the purposes outlined above may include Participant’s name, nationality, citizenship, work authorization, date of birth, age, government/tax identification number, passport number, brokerage account information, or other internal identifying information, home address, work address, job and location history, compensation, business unit, employing entity, and Participant’s beneficiaries and contact information. Participant may obtain more details regarding the access and use of his/her personal information, and may correct or update such information, by contacting his/her human resources representative.

5.4     MARKET FLUCTUATIONS.

The Company is not responsible for any foreign exchange fluctuations between the Participant’s local currency, if the Participant is not located in the U.S., and the U.S. dollar nor is the Company responsible or liable for any decrease in the value of the Company’s Common Stock at any time, all of which shall be solely the risk and responsibility of the Participant.

5.5.    CONFLICT; GOVERNING LAW.

In the event of a conflict between this Agreement and the Plan, the Plan shall control. This Agreement shall be governed by, and interpreted in accordance with, the internal laws of the State of New York (without regard to conflicts of laws rules thereof).

5.6    COUNTERPARTS.

This Agreement may be executed in two or more counterparts each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

5.7    DEFINITIONS.

Unless otherwise defined herein, the following terms have the meanings set forth below.

“Cause” means any one or more of the following types of behavior by Participant which the Firm in its sole discretion finds to be sufficient reason to terminate the Participant’s employment with the Firm: (i) any conduct (a) that constitutes Competitive Activity, (b) that breaches any obligation to the Firm or Participant’s duty of loyalty to the Firm, or (c) that is materially injurious to the Firm, monetarily or otherwise; (ii) material violation of, or an act taken by the failure to act which causes the Firm to be in violation of any government statue or regulation, or of the constitution, by-laws, rules or regulations of any securities or commodities exchange or a self-regulatory organization, or of the policies of the Firm; (iii) the entering of an order or decree or the taking of any similar action with respect to Participant which substantially impairs such Participant from performing his or her duties or makes him or her ineligible from being associated with the Company pursuant to Section 9 of the Investment Company Act of 1940, as amended, or Section 203(f) of the Investment Advisors Act of 1940, as amended; (iv) malfeasance, disloyalty or dishonesty in any material respect; (v) any conviction for a felony: (vi) any failure to devote all professional time to assigned duties and to the business of the Firm; (vii) failure to satisfactorily perform duties, as determined by the Firm’s management in its sole discretion, or gross misconduct or gross negligence in the performance of duties; or (viii) failure to remain licensed to perform duties or other act, conduct or circumstance which renders the Participant ineligible for employment with the Firm.

“Change of Control” means any of the following events: (i) any person, including a “person” as such term is used in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, acquires, directly or indirectly, beneficial ownership of securities representing 50.1% or more of the combined voting power of the outstanding equity securities of the Company; (ii) the closing of any merger, consolidation or other reorganization involving the Company with respect to which the stockholders of the Company immediately prior to such reorganization do not hold, directly or indirectly, more than 50% of the combined voting power of the outstanding equity securities of such successor entity immediately following such transaction; (iii) the closing of any transaction involving a sale of assets of the Company that have a total gross fair market value equal to or more than 90% of the total gross fair market value of all of the assets of the Company; (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Company; or (v) within any 12-month period, individuals who, as of May 15, 2017, constitute the board of directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of such board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Company’s board of directors shall be considered as though such individual were a member of the Incumbent Board.

“Clawback Event” means (i) Participant’s gross negligence, willful misconduct or willful malfeasance in connection with the performance of his or her job that has materially and adversely affected the Company’s reputation or business, (ii) Participant’s willful commission or participation in any violation of any law, rule or regulation applicable to the Company (unless Participant had a reasonable good faith belief that the act, omission or failure to act in question was not a violation of such law, rule or regulation) and such violation has materially and adversely affected the Company’s reputation or business or Participant’s ability to be associated with an investment company or an investment advisor, (iii) Participant’s theft, embezzlement or fraud in connection with the performance of his or her duties for the Firm, and (iv) Participant is convicted of, or plead guilty or nolo contendere to, a crime committed during the course of Participant’s employment with, and performance of duties on behalf of, the Firm that the Committee, acting in good faith, reasonably determines is likely to have a material and adverse effect on the reputation or business of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Company’s Board of Directors or such committee or persons designated by that Compensation Committee to act on its behalf.

“Common Stock” means Legg Mason, Inc. common stock, par value $.10 per share.

“Competitive Activity” means Participant’s engagement in any activity that competes with any of the Firm’s business operations, as determined by the Committee, in its sole discretion, and shall include, without limitation, representing in any capacity, other than as an outside director, a company that competes with the Company and its subsidiaries.

“Disability” means a medically determinable physical or mental impairment which qualifies the Participant for total disability benefits under the Social Security Act; or which, in the opinion of the Committee (based upon such evidence as it deems satisfactory): (i) can be expected to result in death or to last at least 12 months and (ii) will prevent the Participant from performing his usual duties or any other similar duties available in the Firm’s employ.

“Firm” means, except as otherwise provided under Section 409A of the Code and the regulations promulgated thereunder, the employing entity of any individual determined by the Committee to be a participant in the Plan and, if the employing entity of any Participant should change to another affiliate of the Company, such other affiliate. In the event the employing entity ceases to be an affiliate of the Company, the employing entity shall no longer be considered to be a Firm, and, for purposes of this agreement, the Participant shall be deemed to have terminated employment with the Firm as of such date.

“Good Reason” means (i) a material adverse change in the responsibilities of the Participant from those in effect prior to the Change of Control and (ii) the Participant's principal place of employment is moved more than 50 miles from the location immediately prior to the Change of Control, (iii) the Participant’s base salary is significantly reduced or (iv) Participant’s incentive compensation for a fiscal year is materially reduced from his or her incentive compensation for the prior fiscal year, and such reduction is not related to a reduction in the responsibilities of the Participant or either individual or corporate performance.

“Grant Date” means the “Grant Date” set forth in the Participant’s Award Notification.

“Legg Mason Profit Sharing Plan” means the Legg Mason & Co., LLC Profit Sharing and 401(k) Plan and Trust, as such plan may be amended from time to time.

LEGG MASON, INC.

By: ______________________
Name: Thomas C. Merchant
Title: Secretary

United Kingdom Supplemental Disclosure

This offer is being made to selected employees as part of an employee incentive programme in order to provide an additional incentive and to encourage employee share ownership and to increase your interest in the success of Legg Mason, Inc. The company offering these rights is Legg Mason, Inc. The shares which are the subject of these rights are new shares in Legg Mason, Inc. More information in relation to Legg Mason, Inc. including the share price can be found at the following web address: www.leggmason.com.

The obligation to publish a prospectus does not apply because of Article 4(1)(e) of the EU Prospectus The obligation to publish a prospectus does not apply because of Article 4(1)(e) of the EU Prospectus Directive, in particular, the number of local addressees of the offer is below 150. The total maximum number of shares which are the subject of the offer under the Plan is 41,500,000 Shares of common stock of Legg Mason, Inc., $.10 Par Value